Exhibit 99.1

TRAVELOCITY MEDIA CONTACT:

Joel Frey (joel.frey@travelocity.com)

817/785-8561

SABRE HOLDINGS INVESTOR RELATIONS CONTACT:

Karen Fugate (Karen.fugate@sabre-holdings.com)

682/605-2343

TRAVELOCITY TO ACQUIRE WORLD CHOICE TRAVEL ASSETS
FROM MYTRAVEL GROUP, PLC

ACQUISITION TO BROADEN TRAVELOCITY’S DISTRIBUTION
CAPABILITIES FOR MERCHANT HOTELS

FORT WORTH, Texas (October 22, 2003) – In a move that will broaden its merchant model hotel distribution capabilities, Travelocity® and its parent company Sabre Holdings (NYSE: TSG) today said they had reached a definitive agreement to acquire the assets of World Choice Travel (WCT), the U.S.-based hotel room consolidation and distribution business of MyTravel Group PLC, a global leisure travel services company based in the United Kingdom.

Travelocity expects to close this transaction in the fourth quarter of 2003, subject to regulatory and other customary approvals.  Upon closing of the transaction, approximately 160 WCT employees with significant expertise in hotel room distribution will become members of the Travelocity team.

After closing, the $50 million cash transaction is expected to be slightly accretive to Sabre Holdings earnings per share on an adjusted basis in 2004 and beyond, and neutral to slightly dilutive in 2004 on a GAAP basis due to the amortization of certain intangibles.  The proposed acquisition of assets is expected to generate additional tax deductions that will effectively reduce Sabre Holdings cost of the acquisition by approximately $13 million, to approximately

TRAVELOCITY PURCHASES MYTRAVEL GROUP PLC ASSETS

October 22, 2003

$37 million.  After consideration of the net present value of this tax savings, the price of the business being acquired equates to six to eight times estimated 2004 EBITDA.

“By expanding our distribution capabilities, we can offer more customers more great deals and additional services while helping our partners sell their products to an even broader set of consumers,” said Travelocity CEO Sam Gilliland.  “Combined with our strong and growing merchant hotel offering, this new asset puts us on a path to additional growth in hotel sales.  And, this transaction also offers us additional distribution capabilities for other high-yield products, including our TotalTripSM dynamic packaging and Last Minute Deals.”

Hotel Distribution Assets

With the proposed acquisition of the WCT assets, Travelocity will increase its hotel distribution capabilities by approximately 20 percent, giving the company even more opportunities to market and cross-sell merchant hotel inventory, and giving consumers more places to find low-price-guaranteed hotel rooms.  During the past 12 months, Travelocity’s merchant hotel program has grown to more than 8,000 properties, which is double the goal set for year-end 2003.

With the addition of WCT’s hotel capabilities after closing, Travelocity would gain the following:

•                  A network of more than 1,700 independent Web-based affiliates that operate more than 2,300 Web sites in 42 countries.  These entrepreneurs have strong search engine optimization capabilities and complementary and effective brands – which would give Travelocity’s hotel offering additional placement opportunities.

•                  Opportunities to sell more high-yielding products, including Travelocity’s merchant hotels, TotalTripSM and Last Minute Deals, through WCT’s affiliates, who would share in these opportunities.

•                  Redistribution capabilities and technology, including intuitive hotel reporting tools, that will help Travelocity as it grows The Travelocity Partner NetworkSM, Travelocity’s private label booking service.

These capabilities would add to Travelocity’s leading technology features, such as direct hotel connectivity and innovative payment systems for travel suppliers, and its next generation TotalTripSM shopping engine that allows consumers to book flights + hotels together and get access to special rates.

About Travelocity

Travelocity, a Sabre Holdings™ company, pioneered the online travel space and continues to be the most popular travel service on the Web, giving consumers access to hundreds of airlines, thousands of hotels and cruise, last-minute and vacations packages, and best-in-class car rental companies, all backed by 1,000 customer service representatives staffed to provide 24-hour assistance. With 40 million members, Travelocity is the seventh largest travel agency in the United States. It has been recognized worldwide for its leadership in the online travel space, and it operates or powers Web sites in five languages across four continents. Additional information about Travelocity can be found at http://www.travelocity.com.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. More information about Sabre Holdings is available at http://www.sabre-holdings.com.

Statements in this release which are not purely historical facts, including statements about future plans, events, forecasted performance or operational metrics, the expected benefits to Travelocity or Sabre Holdings Corporation of the agreement described herein, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to Sabre Holdings Corporation on the date this report was submitted.  Sabre Holdings Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation, uncertainties inherent in the government review of the Agreement under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, obtaining the approval of MyTravel Group PLC’s shareholders, other legal and regulatory issues, the integration of any acquired assets, such as acquired technology, into Travelocity, and Sabre Holdings Corporation’s revenues being highly dependent on the travel and transportation industries.  Sabre Holdings Corporation may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Sabre Holdings Corporation’s most recent filing on Form 10-Q with the Securities and Exchange Commission.

###